Exhibit (k)(1)

ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

THIS AGREEMENT is made as of this [__] day of [___] 2010 (the “Effective Date”), by and between Partners Group Private Equity (Institutional TEI), LLC, a Delaware limited liability company (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).

WHEREAS, the Fund is a limited liability company which is registered as a closed-end management investment company under the provisions of the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Fund is a “feeder” fund, investing substantially all of its assets into, and conducting its investment activities through, Partners Group Private Equity (Offshore II), LDC (the “Offshore Fund”), which in turn will invest all or substantially all of its capital in Partners Group Private Equity (Master Fund), LLC (the “Master Fund”).  The Fund is authorized to offer and sell membership units in the Fund, which represent an investment in the Master Fund (“Units”) in reliance on exemptions provided in the Securities Act of 1933 (the “Securities Act”) and state securities laws for transactions not involving any public offering; and

WHEREAS, in pursuit of its investment objective, the Master Fund will invest its assets primarily in (i) primary and secondary investments in private investment funds (“Portfolio Funds”), (ii) direct investments in the equity and/or debt of operating companies (“Direct Investments”) and (iii) listed private equity vehicles, such as business development companies (including derivatives tied to the returns of such vehicles); and

WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide certain administration, fund accounting and recordkeeping services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Appointment

The Fund hereby appoints the Administrator as administrator, fund accountant and record keeper of the Fund and the Offshore Fund for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

Exhibit (k)(1)

2.         Services

(a)      Subject to the direction and control of the Fund’s Board of Managers (the “Board”), and utilizing information provided by the Fund and its agents and service providers, the Administrator will provide the services listed on Schedule A hereto on behalf of the Fund and, to the extent applicable, the Offshore Fund.  The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.  The Fund agrees not to (i) make any modifications to its registration statement or (ii) adopt any policies, which would materially increase the obligations and responsibilities of the Administrator hereunder without the prior written approval of the Administrator, which approval shall not be unreasonably withheld.

(b)      The Board of the Fund shall instruct the investment adviser(s) and sub-advisers (if any) (each a “Portfolio Manager”), prime broker and/or custodian, legal counsel, independent accountants and other service providers and agents, past or present, for the Fund to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Fund as necessary and/or appropriate or as reasonably requested by the Administrator, in order to enable the Administrator to perform its duties hereunder. The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Subject to the foregoing, in connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all oral or written instructions, advice, information or documents provided to the Administrator by an officer or representative of the Board or the Fund or by any of the aforementioned persons.  Fees charged by such persons shall be an expense of the Fund. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Board, the Fund, Portfolio Managers or service provider until receipt of written notice thereof from the Fund.

(c)      At any time, the Administrator may request instructions from the Fund with respect to any matter arising in connection with this Agreement.  If such instructions are not received within a reasonable time, the Administrator may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such instructions or in accordance with advice of counsel.

(d)     The Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Board’s request.

(e)      It is understood that in determining security valuations, as appropriate, the Administrator employs one or more pricing services to determine valuations of portfolio securities for purposes of calculating net asset values of the Master Fund and the Fund, as described in the Confidential Private Offering Memorandum dated [________, 2010], and any successor thereto (the “Offering Memorandum”).  The Administrator shall price the securities and other holdings of the Master Fund and the Fund for which market quotations or prices are available by the use of such services.  For those securities where prices are not provided by the pricing service(s) utilized by the Administrator, the Master Fund and the Fund shall approve, in good faith, the procedures for determining the fair value of securities.  At such times as are necessary and in accordance with such procedures, the Portfolio Managers shall determine or obtain the valuation of the securities (subject always to the review and supervision of the Master Fund’s Board and the Board) and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values; in particular, the Administrator shall price investments in Portfolio Funds and private Direct Investments based on the valuations provided to it by the Portfolio Managers.  The Administrator is authorized to rely on the prices provided by the Portfolio Managers or other authorized representatives of the Master Fund or the Fund without investigation or verification.

Exhibit (k)(1)

(f)       The Board and Portfolio Managers have and retain primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the Securities Act, the 1940 Act, the Securities Exchange Act of 1934, state securities laws, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Offering Memorandum.  The Administrator’s monitoring and other functions hereunder shall not relieve the Board and the Portfolio Managers of their primary day-to-day responsibility for assuring such compliance.  Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any non-compliance which relates to the Fund.  The Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(g)     The Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon the Fund’s reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

3.         Fees; Delegation; Expenses

(a)      In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Administrator a fee, computed and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule B hereto. In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any other service provider, the Administrator shall be entitled to additional fees as provided in Schedule B.  Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to in writing by the parties from time to time. The parties may amend this Agreement to provide for any additional services requested by the Fund, enhancements to current services, or to add funds for which the Administrator has been retained and the fees associated with such additions or enhancements shall be as agreed to in writing by the parties.

Exhibit (k)(1)

(b)     For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Fund’s Limited Liability Company Agreement, the Offering Memorandum and the resolutions of the Board, if any. The fee for the period from the day of the month charges begin accruing under this Agreement until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period.  Fees under this Agreement, except for any out-of pocket expenses, shall begin accruing on the date the Fund first accepts subscriptions from investors.  The Fund will promptly reimburse the Administrator for all out-of-pocket expenses or disbursements incurred by the Administrator in connection with the performance of services under this Agreement, which have been invoiced as provided in Section 3(d). Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)      The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein.  The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of the Board, the Portfolio Managers or any officers; any Securities and Exchange Commission (the “Commission”) fees and state Blue Sky fees; advisory fees; charges of custodians, prime brokers, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses, including but not limited to attorneys’ fees incurred in connection with responding to or complying with SEC or other regulatory investigations, inquiries or subpoenas; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, Offering Memoranda or notices, forms or applications and proxy materials for regulatory purposes and for distribution to prospective or current members; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s members and Board; fees and expenses associated with internet, e-mail and other related activities of the Fund (for avoidance of doubt, the Administrator will pay fees and expenses associated with its own internet, email and related activities); expenses incurred for distribution of Units and extraordinary expenses.  The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions except as set forth on Schedule A, and then not unless and until it has received the associated fees from the Fund.

(d)     Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis.  The Fund agrees to pay all fees within thirty days of receipt of each invoice.  The Administrator retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty day period.

Exhibit (k)(1)

4.         Proprietary and Confidential Information

The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s members, including such proprietary information received by the Administrator prior to the Effective Date (“Confidential Information”), not to use such Confidential Information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such Confidential Information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge Confidential Information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund or for the release of Confidential Information, the Administrator will endeavor to notify the Board promptly and to secure instructions from a representative of the Board as to such inspection, unless prohibited by law from making such notification. In the event that the Administrator has reasonably determined that prior notification of the Board is not possible (including due to any prohibition under applicable law), the Administrator will notify the Fund of the request, demand and/or release of Confidential Information, together with an explanation of the associated circumstances, as soon as reasonably practicable. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be considered as “Confidential Information” subject to this paragraph.

5.         Limitation of Liability

 (a)  The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from or on behalf of the Board or an officer or representative of the Fund, or from a representative of any of the parties referenced in Section 2, provided that the Administrator has acted on the reasonable belief that such written or oral instructions, advice, data, documents or information are genuine and have been signed or presented by the proper party, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Board, a Portfolio Manager or other representatives of the Fund, (iii) any liability arising from the offer or sale of any Unit by the Fund in reliance on exemptions from registration under the Securities Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Units, or (iv) any action taken or omission by the Fund, the Board, Portfolio Mangers or any past or current service provider.

(b)  The Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control.  The Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

Exhibit (k)(1)

(c)     The Fund agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) the Administrator’s actions or omissions except to the extent a Claim resulted from the Administrator’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Administrator’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from any party referenced in Section 2 hereof or other representative of the Fund, provided that the Administrator has acted on the reasonable belief that such written or oral instructions, advice, data, documents or information are genuine and have been signed or presented by the proper party, (iii) any breach of any of the Fund’s obligations, representations or warranties hereunder, or (iv) any action taken by or omission of the Fund, its Board, any Portfolio Managers, or any past or current  service provider.

(d)     In no event and under no circumstances shall the Administrator, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.         Term

(a)      This Agreement shall become effective as of the date this Agreement is executed and shall continue in effect for a two (2) year period beginning on the Effective Date (the “Initial Term”).  After the Initial Term, the Agreement will automatically renew for additional one (1) year periods unless either party has provided written notice to the other party of its intent to terminate the Agreement not less than sixty (60) days prior to the date the Agreement would have otherwise been renewed.

(b)     Notwithstanding the foregoing, in the event that a party is alleged to be in breach of its obligations or representations under this Agreement (the “Breaching Party”), the other party (the “Non-Breaching Party”) may provide the Breaching Party with at least sixty (60) days written notice of its intent to terminate the Agreement and such written notice will include sufficient details regarding the events which are alleged to constitute such breach and the date upon which the Agreement will be terminated (the “Breach Termination Date”).  Notwithstanding such written notice to the Breaching Party, the Breaching Party will have the right to attempt to cure the events which are alleged to constitute the breach by providing the Non-Breaching Party with its written notice of its intent to do so prior to the Breach Termination Date.  In the event that the Breaching Party provides proper written notice of its intent to attempt to cure the events, then it shall have thirty (30) days (or such longer period as the parties may agree to in writing) from the date of such notice to cure the alleged breach. If the alleged breach is cured to the satisfaction of the Non-Breaching Party (as evidenced in writing) prior to the Breach Termination Date, then the Agreement shall not terminate on such date but shall continue as provided in Section 6(a).

Exhibit (k)(1)

(c)      Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund (in the form maintained by the Administrator to the extent permitted by applicable license agreements) to the Board or person(s) designated by the Board at the Fund’s cost and expense, and thereafter the Board or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be entitled to maintain a copy of such records for the purpose of defending itself against any action arising under or as a result of this Agreement and shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.  The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator.  In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund, and the Fund requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

7.         Non-Exclusivity

The services of the Administrator rendered to the Fund are not deemed to be exclusive.  The Administrator may render such services and any other services to others, including other investment vehicles, including hedge funds.

8.         Governing Law; Invalidity

This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.         Notices

(a)      Notices to the Fund relating to termination of the Agreement, breaches of contractual duties (including notices of an alleged breach pursuant to Section 6(b)), or initiation of legal proceedings related to services provided under this Agreement (a “Material Notice”), must be given in writing (either by way of facsimile or registered mail). A notice sent by facsimile shall be deemed to have been served at the close of business on the day upon which the other party confirms receipt.  A notice sent by registered mail shall be deemed to have been served at the close of business on the day upon which it is delivered. Material Notices shall be sent as follows, or to such other address as the parties may agree in writing from time to time:

Exhibit (k)(1)

Partners Group Private Equity (Institutional TEI), LLC
c/o Partners Group (USA) Inc.
450 Lexington Avenue, 39th floor
New York, NY 10017
Attention:  CCO
Re: Material Notice
Facsimile:        (212) 763 4701
Telephone:      (212) 763 4700

with a copy to:

Partners Group AG
Zugerstrasse 57
CH-6341 Baar-Zug, Switzerland
Attention:  Executive Office
Re: Material Notice, Partners Group Private Equity (Institutional TEI), LLC
Facsimile:       +41 41 768 85 58
Telephone:      +41 41 768 85 85

(b)     All other notices required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:  notices to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notices to the Fund shall be sent to Partners Group Private Equity (Institutional TEI), LLC, c/o Partners Group (USA) Inc., 450 Lexington Avenue, 39th floor, New York, NY 10017, Attention: CCO. All other customary communications related to the performance of services and communications under this Agreement may be sent via electronic mail.

10.       Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.       Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

Exhibit (k)(1)

12.       Amendments

The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Fund.

13.       Assignment; Successors and Assigns; Delegation

Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that the Administrator may assign its rights hereunder to any subsidiary or affiliate with thirty (30) days’ prior written notice of such assignment.  This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors and permitted assigns.  To the extent that the Administrator appoints other parties to carry out some or all of its responsibilities under this Agreement, the Administrator (i) will, prior to appointing such other party, use reasonable care in determining that such other party is able to provide such services and (ii) will remain responsible for the provision of such services to the Fund.

14.       Legal Advice

Notwithstanding anything in this Agreement to the contrary, the services provided by the Administrator hereunder do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

15.       Records

The Administrator shall keep those records specified in Schedule C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act.  The Administrator shall only destroy records at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30).  The Administrator may deliver to the Fund from time to time at the Administrator’s discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties hereunder, as the Administrator may deem expedient, other than those which the Administrator is itself required to maintain pursuant to applicable laws and regulations.  The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required.

Exhibit (k)(1)

16.       Miscellaneous

The Fund hereby grants to the Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

PARTNERS GROUP PRIVATE EQUITY (INSTITUTIONAL TEI), LLC
(the “Fund”)

By:
[Authorized Person]

By:
[Authorized Person]

UMB FUND SERVICES, INC.
(“Administrator”)

By:
Chief Executive Officer

Exhibit (k)(1)

Schedule A
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
Partners Group Private Equity (Institutional TEI), LLC
and
UMB Fund Services, Inc.

Services

Subject to the direction and control of the Fund’s Board and utilizing information provided by the Fund and its agents and the Portfolio Managers, the Administrator will provide or perform the following services:

Regulatory administration and compliance support services

▪
compile data for and prepare with respect to the Fund Semi-Annual Reports on Form N-SAR and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, file Form N-SAR with the Commission as required;

▪
prepare and review the financial statement for the Fund’s Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Board; provide to Fund counsel for its review of Form N-CSR; upon the advice and direction of Fund counsel, file Form N-CSR with the Commission as required;

▪
in connection with the Fund’s first and third fiscal quarters, prepare Form N-Q and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, file Form N-Q with the Commission as required;

▪
subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required;

▪
at the direction of Fund counsel and with the assistance of the Fund, prepare and file such other regulatory forms as may be required by the Commission and/or which are customary, consistent with standard market practice;

▪
provide financial and Fund performance information for inclusion in the  Registration Statement for the Fund (on Form N-2 or any replacement therefor) and any amendments thereto, subject to the review of Fund counsel;

Exhibit (k)(1)

▪	assist in the acquisition of the Fund’s fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

▪
from time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance);

▪	develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each Board meeting and, if requested by the Board, attend Board meetings and prepare minutes;

▪	prepare and deliver Form 1099s to Board members and other Fund vendors;

▪
upon the advice and direction of Fund counsel, coordinate and, in conjunction with the transfer agency services described below, carry out periodic tender offers for the Fund (initial forms for such tender offers shall be prepared by Fund counsel);

▪
assist the Fund’s Chief Compliance Officer with the development and maintenance of a compliance calendar for the Fund, provided that it is understood by the parties that the Fund’s Chief Compliance Officer is ultimately responsible for such calendar;

▪
prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained;

Investor servicing and transfer agency services

▪	distribute offering and subscription materials to or for prospective investors as directed by the Fund, pursuant to arrangements with fund “platforms” or other distribution arrangements of the Fund;

▪
review subscription agreements for reasonableness; provided, however, the Board remains solely responsible for determining investor eligibility; send approval notices to investors as instructed by the Fund, if applicable;

▪
subject to the written or electronic direction of the Board, assist the Fund with its monitoring obligations under the USA PATRIOT Act by (i) at such time as directed by the Board, rejecting subscription agreements that are not accompanied by required identifying information; (ii) providing an initial check of identifying information against the FastData® AML database (or any successor thereto) licensed by the Administrator; (iii) providing an initial check of persons submitting subscription agreements against the OFAC list; (iv) checking investors against the FastData® AML database (or any successor thereto) and the OFAC list, as and when such database or list is updated; (v) notifying the Fund of information or activity that it believes to be suspicious; (vi) upon consultation with the Board, filing a suspicious activity report with the appropriate authorities; (vi) permitting federal regulators access to such information and records maintained by the Administrator relating to the Administrator’s implementation of the Fund’s monitoring obligations, as they may request, and (vii) permitting such federal regulators to inspect the Administrator’s implementation of such monitoring obligations on behalf of the Fund (the customer identification verification component of these services apply only to shareholders who are residents of the United States);

Exhibit (k)(1)

▪
coordinate processing of new investor subscriptions, which shall include (i) coordinating receipt of funds from investors, (ii) providing the Fund with a daily report detailing the status and amount of incoming wires and subscription agreements, (iii) upon direction from the Fund, coordinating transfer of funds between the escrow agent, the Fund and the Master Fund and/or returning funds to investors whose subscriptions have not been accepted and (iv) sending acceptance letters to new investors;

▪
coordinate investor reporting, which shall include (i) preparing monthly reports showing capital account balance information of each investor, (ii) coordinating the printing of supplemental information or materials provided by the Fund in conjunction with such reports, (iii) compiling the foregoing materials and distributing the reports to investors and/or other relevant parties as instructed by the Fund, (iv) providing on-line access to investor information (provided that the Administrator is not responsible for designing or maintaining any web site for the Fund) and (v) sending quarterly statements of positions held to relevant parties as instructed by the Fund;

▪
coordinate processing of tender offers made by the Fund, which shall include (i) distributing tender offer letters to investors, (ii) coordinating receipt of tender orders from investors, (iii) providing the Fund with a daily report detailing the status and amount of incoming tender orders, (iv) delivering promissory notes to investors whose tender orders have been accepted, as described in the Offering Memorandum, (v) coordinating the calculation of holdback amounts and (vi) upon direction from the Fund, coordinating release of funds to investors;

▪	establish and maintain a demand deposit account for purposes of processing investor subscriptions and tender offers;

▪	upon the advice and direction of the Fund or Fund counsel, file Blue Sky forms as and where directed;

▪	on a periodic basis (expected to be quarterly), pursuant to the terms of the Limited Liability Company Agreement, prepare and provide to the Board a report reflecting the Fund’s performance;

Accounting and tax-related services

▪	act as liaison with the Fund’s independent public accountants, and provide account analyses, fiscal year summaries and other audit-related information schedules;

▪
assist in the preparation of the Fund’s annual financial reports (and provide all information in connection therewith as may be reasonably requested), subject to the review and approval of the Fund and audit by the Fund’s independent public accountants; distribute such annual financial reports as required;

Exhibit (k)(1)

▪	establish and maintain member capital accounts for each investor;

▪	calculate items of income, expense, gain and loss, and allocate such items to individual members’ capital accounts in accordance with the Fund’s Limited Liability Company Agreement;

▪	enter all Portfolio Fund and security transactions into the accounting records and track funded and unfunded commitments;

▪	receive and record all transaction information provided by the Portfolio Manager;

▪	where applicable, verify individual security settlements with the custodian/prime broker;

▪	maintain a security ledger of transactions;

▪	maintain all general ledger accounts and related subledgers;

▪	periodically, or upon the Fund’s request, reconcile fund records maintained by the Administrator with those maintained by the Portfolio Managers or other parties as the Fund may designate;

▪	maintain individual tax lots for each security purchase/sale;

▪	determine realized gains or losses on security trades;

▪	monitor individual investments for corporate actions, cash dividends and capital changes and notify the Fund where such occurrences require action by the Fund (e.g. proxies, corporate actions);

▪
provide information to the Fund’s independent accountants, and to Fund counsel when appropriate, to assist in the preparation and filing of the Fund’s tax filings; such information shall be sufficient to permit the preparation and filing of all federal and state income tax returns (and such other required tax filings as may be agreed to by the parties), including reports such as dividend and interest income reports, purchase and sale and capital gain/loss reports, tax lot holding reports or other reports, as applicable;

▪	calculate contractual expenses (e.g., advisory fees);

▪	calculate the incentive allocation, if applicable, pursuant to the terms of the Fund’s Limited Liability Company Agreement;

▪	determine and periodically monitor the Fund’s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Fund;

Exhibit (k)(1)

▪	monitor payments required of the Fund (e.g. to fund capital calls issued by Portfolio Funds) and cause such payments to be made from Fund assets on proper authorization from the Fund;

▪
calculate net asset values of the Fund (i) in accordance with the Fund’s operating documents as provided to the Administrator, and (ii) based on security valuations provided by the pricing service(s), the Portfolio Funds in which the Fund invests and the Fund’s Portfolio Managers, if applicable, as provided herein;

▪	maintain the accounts, books and other documents produced by the Administrator in connection with its services hereunder;

General services

▪	provide office space, facilities, equipment and personnel to carry out its services hereunder;

▪	provide such reports as mutually agreed upon by the parties hereto;

▪	generally provide such other services as are reasonably requested by the Fund or the Portfolio Managers, and which are directly related to or required in connection with the services listed above; and

▪	generally assist in the Fund’s administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

Exhibit (k)(1)

Schedule B
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
Partners Group Private Equity (Institutional TEI), LLC
and
UMB Fund Services, Inc.

Fees

Accounting and Administration

■ Monthly base fee	$
■ Monthly fee for Regulatory Administration	$2

Investor Services and Transfer Agent – Monthly Allocations to Investors

Annual Investor Servicing Transfer Agent Fees**
■ First 500 investors, each	$
■ Next 500 investors, each	$
■ Each investor over 1,000 investors	$

**Minimum annual Transfer Agent fee: $25,000 (per fund family)

Telephone Calls
Per phone call	$

Exhibit (k)(1)

Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to normal recurring expenses such as pricing services, postage, express delivery charges, courier services, printing of reports, photocopying, stationery, record retention/storage/retrieval, travel on behalf and request  of the Fund, and expenses, including but not limited to attorney’s fees, incurred in connection  with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of the Administrator in its capacity as a service provider  to the funds. Negotiated project fees may apply for special programming to create custom reports.

Optional Services

USA PATRIOT Act (AML)
Annual fee	$

Blue Sky State Filing Fees
Per state	$

DDA Account Fees
■ Monthly fee, per account	$
■ Activity fees
☐ Incoming wires, each	$
☐ Outgoing wires, each (repetitive)	$
☐ Outgoing wires, each (non-repetitive)	$
☐ Account debits, per item	$
☐ Account credits, per item	$
☐ Overdrafts, per item	$

Voila On-line Access (per fund family)
One-time setup fee	$
Monthly maintenance fee	$

Exhibit (k)(1)

Schedule C
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
Partners Group Private Equity (Institutional TEI), LLC
and
UMB Fund Services, Inc.

▪
Accounting records, including Unit Holder Account Ledgers, Portfolio Transactions Journals, Cash Receipts and Disbursements Journal, General Ledger, Subsidiary Ledgers, Portfolio Securities Ledger, Commissions Ledger, Capital Account Ledger and Trial Balances.

▪	Copies of the Fund’s Limited Liability Company Agreement and minute books.

▪	Unit Holder correspondence (including e-mail communications) relating to matters required to be maintained by Section 31(a) of the 1940 Act